Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-257076

November 8, 2021

Ping Identity Announces Offering
of Common Stock by Selling Stockholders

DENVER—November 8, 2021—Ping Identity Holding Corp. (NYSE: PING) (“Ping Identity”), the Intelligent Identity solution for the enterprise, today announced the commencement of an underwritten public offering of 10,000,000 shares of common stock by investment funds affiliated with Vista Equity Partners. Such selling stockholders will also grant the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of Ping Identity’s common stock. Ping Identity will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders but will bear the costs associated with the sale of such shares, other than underwriting discounts and commissions.

Morgan Stanley is acting as sole underwriter for the proposed offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.

A registration statement on Form S-3 relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and has become effective. The proposed offering will be made only by means of a prospectus and a free writing prospectus. A copy of the prospectus and the free writing prospectus relating to this offering may be obtained, when available, by visiting the SEC’s website at www.sec.gov or by contacting the offices of Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 .

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Ping Identity’s current intentions, expectations or beliefs regarding the proposed common stock offering. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Ping Identity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

About Ping Identity

Ping Identity is the Intelligent Identity solution for the enterprise. We enable companies to achieve Zero Trust identity-defined security and more personalized, streamlined user experiences. The Ping Intelligent Identity™ platform provides customers, workforce, and partners with access to cloud, mobile, SaaS and on-premises applications across the hybrid enterprise. Over half of the Fortune 100 choose us for our identity expertise, open standards, and partnerships with companies including Microsoft and Amazon. We provide flexible identity solutions that accelerate digital business initiatives, delight customers, and secure the enterprise through multi-factor authentication, single sign-on, access management, intelligent API security, directory, and data governance capabilities.

###

Contacts

Media Contact:

Kristin Miller

press@pingidentity.com

Investor Relations Contact:

David Banks

investor@pingidentity.com

2